Exhibit 99.1

Raven Industries Reports Second Quarter Fiscal 2021 Results
Sioux Falls, S.D. - August 26, 2020 - Raven Industries, Inc. (the Company); (NASDAQ:RAVN) today reported financial results for the second quarter that ended July 31, 2020.
Second Quarter Fiscal 2021 Noteworthy Items:
•Net sales in Applied Technology increased nearly 30 percent versus the prior year, leading to an increase in division profit of over 34 percent;
•Aerostar achieved year-over-year revenue growth despite limits on conducting customer flight campaigns as a result of the Department of Defense travel restrictions that were in place for much of the quarter;
•Company generated $11 million in free cash flow1 through improved working capital management;
•Applied Technology generated $7 million in operating profit on a reported basis, including the investment of $4 million in autonomy-related research and development and selling activities for Raven Autonomy™;
•Company acquired full voting control of DOT Technology Corp. (DOT®), enabling an acceleration in the development of the Dot® platform;
•Engineered Films was awarded a $4.8 million contract from the Federal Emergency Management Agency (FEMA) for the delivery of film-based medical supplies;
•Engineered Films' net sales declined 37 percent as the global pandemic is temporarily having an adverse impact on the markets served by the division.

Second Quarter Results:
Consolidated net sales for the second quarter of fiscal 2021 were $85.2 million, down 13.1 percent versus the second quarter of fiscal 2020. Growth in Applied Technology and Aerostar was more than offset by a decline in Engineered Films. Applied Technology generated significant year-over-year growth despite reduced OEM production as demand for its industry-leading technology was strong. Engineered Films' end-markets continued to experience adverse demand conditions as a result of the pandemic, resulting in lower sales in all end-markets served by the division. In Aerostar, the year-over-year growth in net sales was driven primarily by aerostat deliveries on its current contract.

Consolidated operating income for the second quarter of fiscal 2021 was $6.1 million, versus operating income of $10.6 million in the second quarter of fiscal 2020, decreasing 41.9 percent year-over-year. Included in the results for the second quarter of fiscal 2021 was $4.0 million of product and market development related expenses associated with the Company's investment in Raven Autonomy™.

Net income for the second quarter of fiscal 2021 was $5.8 million or $0.16 per diluted share, compared to $8.8 million, or $0.24 per diluted share, in last year's second quarter. The Company's investment in Raven Autonomy™ reduced net income attributable to Raven by $3.1 million, or $0.09 per diluted share, in the second quarter of fiscal 2021. Earnings in the second quarter of fiscal 2021 were strong, especially when taking into consideration the Company's proactive and substantial investment in Raven Autonomy™ as well as the negative impacts associated with the pandemic.
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Raven Industries Second Quarter 2021 Results
August 26, 2020

Balance Sheet and Cash Flow:
At the end of the second quarter of fiscal 2021, cash and cash equivalents totaled $15.8 million. In the second quarter, the Company acquired the remaining voting control of DOT® for $17.9 million in cash consideration and generated $10.7 million in free cash flow1 by reducing net working capital. Overall liquidity at the end of the second quarter totaled $115.8 million.

Applied Technology Division:
Net sales for Applied Technology in the second quarter of fiscal 2021 were $35.5 million, increasing $8.1 million, or 29.7 percent versus the second quarter of the prior year. Despite adverse economic conditions and declines in OEM production, Applied Technology leveraged its new products and strong customer relationships to drive year-over-year revenue growth. In addition, the division strategically exited a commercial relationship, resulting in a last-time buy that also benefited the quarter's sales results. Net sales, excluding this last-time buy benefit, still increased meaningfully year-over-year.

Division operating income in the second quarter of fiscal 2021 was $6.5 million, up $1.7 million or 34.3 percent versus the second quarter of fiscal 2020. The increase in division profit was driven by increased sales volume and the associated positive operating leverage, partially offset by the division's $4.0 million investment in Raven Autonomy™ during this year's second quarter.

Engineered Films Division:
Net sales for Engineered Films in the second quarter of fiscal 2021 were $36.3 million, down $21.3 million or 37.0 percent year-over-year. In the second quarter, economic conditions resulting from the pandemic led to weak end-market demand across all of Engineered Films' markets, with the geomembrane (including the energy sub-market) and construction markets experiencing substantial declines. Rig counts in the Permian Basin were down 70 percent versus the second quarter of fiscal 2020, leading to a decline in sales in the geomembrane market. Additionally, the geomembrane and construction markets faced difficulties as large-scale projects were delayed due to the pandemic. Partially offsetting the decline in geomembrane was $2.4 million of revenue associated with a $4.8 million FEMA contract to supply film-based medical supplies to aid in the pandemic response. The remaining $2.4 million in revenue is expected to be realized in the third quarter of fiscal 2021.

Division operating income in the second quarter of fiscal 2021 was $4.5 million, down $5.7 million or 56.0 percent versus the second quarter of fiscal 2020. The decline in operating income was driven by negative operating leverage resulting from the sharp decline in revenues. While expenses and staffing levels were adjusted downward during the quarter, these actions were not enough to fully offset the significant impact from the lost operating leverage.

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Raven Industries Second Quarter 2021 Results
August 26, 2020

Aerostar Division:
Net sales for Aerostar in the second quarter of fiscal 2021 were $13.5 million, up $0.3 million or 2.1 percent versus the second quarter of fiscal 2020. The year-over-year growth was driven by the delivery of systems on its current aerostat contract that was awarded in fiscal 2020. Department of Defense travel restrictions remained in place for the first two months of the quarter, delaying Aerostar from executing on certain flight-based contracts. Once these restrictions were lifted at the end of June, the division resumed its customer flight campaigns during the last month of the quarter and is on pace for strong performance throughout the second half of the fiscal year.

Division operating income in the second quarter of fiscal 2021 was $1.8 million, down $1.2 million or 40.5 percent versus the second quarter of fiscal 2020. The year-over-year performance was driven by a shift in product mix and increased investments in the division's stratospheric platforms and radar systems that will drive long-term growth.

Update on Strategic Platforms for Growth:
During the second quarter, the Company closed on the transaction to acquire the remaining voting control of DOT® for $17.9 million. Full control is enabling acceleration in the development of the Dot® platform.

The Company continued to progress the capabilities of its core technology, and during the second quarter completed significant enhancements to Applied Technology's VSN® Visual Guidance System. These advancements, which include full canopy guidance and automatic row turnaround, are additional steps toward a fully-autonomous solution. This technology frees the driver from steering and generates a strong return on investment for its users.

At the beginning of the year, the Company intended to commercialize the Dot® and AutoCart® products during fiscal 2021, with AutoCart® expected to be released in advance of the fall harvest. In the second quarter, as a result of challenges arising from the pandemic, the Company made the decision to delay the full commercialization of its autonomous platform technology. While the reception regarding the Company's bold investments in autonomous technology has been very positive and has led to strengthened relationships with the division's strategic partners, additional testing and further development will be conducted over the coming months to ensure the products meet the quality and performance standards upon which Applied Technology is built.

In the second quarter, the Company made the decision to restart its investment in Raven Composites™ as Engineered Films' end markets began to show signs of stabilization. The Company expects to invest approximately $10 million to advance greenfield operations in the third quarter of fiscal 2021 and has also restarted its pursuit of acquisitions to augment its strategy to deliver thinner, lighter and stronger rigid composite materials.

Aerostar is the leader in stratospheric platform technology, and its investments are leading to new capabilities for its Thunderhead Balloon Systems that hold significant growth potential. The Thunderhead Balloon System is an industry leading technology platform that provides navigation and persistent coverage for payloads in the
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Raven Industries Second Quarter 2021 Results
August 26, 2020

stratosphere, creating new capabilities for the aerospace and defense industry. The division continues to work closely with agencies within the Department of Defense as solutions are created to address new and emerging threats. In recent months, Aerostar has executed several successful flight campaigns and expects to achieve significant milestones regarding flight durations and mission capabilities in the second half of the fiscal year.

Supplemental Raven Autonomy™ Financial Information:
The financial impact of Raven Autonomy™ in the second quarter of fiscal 2021 was as follows:

Second Quarter Fiscal 2021 Financial Impact of Raven Autonomy™
	Increase (Decrease)
(dollars in millions, except per share amounts)	Three Months Ended July 31, 2020	Six Months Ended July 31, 2020
Net sales	$0.2	$0.9
Gross profit	—	(0.2)
Applied Technology Operating income	(4.0)	(7.8)
Consolidated Operating income	(4.0)	(7.8)
Consolidated EBITDA[3]	(3.8)	(7.5)
Net income attributable to Raven Industries, Inc.	(3.1)	(6.0)

Net income per common share - Diluted	$(0.09)	$(0.17)

Suspension of Regular Cash Dividend:
The Company's balance sheet continues to be a pillar of strategic strength. Cash flow generation has been exceptionally strong during the first half of the year, and the Company currently has no interest-bearing debt. This is especially impressive given the short-term challenges resulting from the pandemic and highlights the strength of the Company's business model. Total liquidity, defined as cash plus available committed borrowing capacity, is approximately $120 million today, and the Company is confident it will maintain a strong liquidity position in the future.

The decision by the Company's Board of Directors to indefinitely suspend the dividend was not for liquidity reasons, but rather a reflection of the optimism and confidence in the Company's three key strategic platforms for growth: Raven Autonomy™, Raven Composites™ and Raven Thunderhead Balloon Systems. Over the next five years, the Company expects to aggressively invest in these platforms to capture the significant market opportunities each platform enables.

"We are extremely excited about each of our strategic platforms and we are committed to aggressively investing in them to drive long-term growth and value creation," stated Steven Brazones, Vice President and CFO. "We are in a very unique market position to successfully capitalize on these opportunities, and we are confident in our ability to execute our strategic plan."

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Raven Industries Second Quarter 2021 Results
August 26, 2020

Fiscal 2021 Outlook:
"Through leveraging our strong business model, we have overcome significant obstacles and performed very well while keeping our highly-talented team intact and investing significant capital to advance Raven Autonomy™," said Dan Rykhus, President and CEO. "The past few months have brought greater clarity and signs of market stabilization, leading to our decision to restart planned investments in Raven Composites™. This platform, combined with Raven Autonomy™ and Aerostar's stratospheric platforms, are the key drivers of our company's long-term growth.

"In Raven Autonomy™, the integration of the acquisitions is complete, and we are moving with conviction to harden the technology platforms to ready them for full commercialization in calendar 2021. My confidence in our ability to capitalize on this tremendous opportunity in the market, and change the way farming is done today, remains very high. We look forward to showcasing our industry-leading technology and providing further updates on Raven Autonomy™ at our virtual investor day occurring tomorrow.

"In Applied Technology, we achieved substantial year-over-year growth in both sales and profitability, as demand for our world-class technology continues to grow. We continue to overcome challenges facing the ag market by designing innovative products that deliver exceptional value and return on investment for our customers and partners. Over the last few months, we have created momentum and an increase in collaboration around substantial opportunities with our strategic partners. This will serve as a key foundation for delivering growth in the future.

"Engineered Films managed through severe economic difficulties during the second quarter. While we have seen stabilization in a few areas, we expect challenging market conditions for Engineered Films to persist throughout the remainder of fiscal 2021. With that timing, we are executing on opportunities to leverage our world-class extrusion lines and fabrication capabilities. In addition, we will continue to manage expenses to help offset the impact from the decline in revenue.

"In Aerostar, we returned to regular customer activity in the last month of the quarter, and this will extend throughout the remainder of the fiscal year. In fiscal 2021, we are expecting year-over-year revenue growth as the division is able to once again execute on contracts associated with customer flight campaigns. We are actively investing in advanced solutions and technical services within Aerostar. These investments have the division well-positioned for growth in fiscal 2022 and beyond.

"Our ability to effectively manage through unprecedented challenges was evident throughout the first half of fiscal 2021 by our ability to generate strong cash flows while aggressively investing in Raven Autonomy™. We have started to see signs of economic conditions stabilizing. As we navigate the remainder of fiscal 2021, we will capitalize on the opportunities that exist and set the foundation for substantial, long-term growth for our company," concluded Rykhus.

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Raven Industries Second Quarter 2021 Results
August 26, 2020

Institutional Investor Event:
The Company will host a virtual investor event on Thursday, August 27, 2020, spotlighting Raven's strategic platforms for growth. The event will focus on the tremendous opportunity within Raven Autonomy™ and will also provide key updates on Raven Composites™ and Raven Aerostar's Thunderhead Balloon Systems. The event will begin at 10:00 a.m. ET and is open to all interested investors. A live video webcast and presentation materials will be available through the Investor Relations section of the Company's website at http://investors.ravenind.com.

Regulation G:
The information presented in this earnings release regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans, and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements
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Raven Industries Second Quarter 2021 Results
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speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Jared Stearns
Investor Relations Manager
Raven Industries, Inc.
+1(605) 336-2750
Source: Raven Industries, Inc.
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Raven Industries Second Quarter 2021 Results
August 26, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales	$85,179	$98,058	(13.1)%	$171,675	$196,236	(12.5)%
Cost of sales	55,047	66,720		113,076	129,832
Gross profit	30,132	31,338	(3.8)%	58,599	66,404	(11.8)%
Gross profit percentage	35.4%	32.0%		34.1%	33.8%

Research and development expenses	10,808	7,067		21,313	14,338
Selling, general, and administrative expenses	13,181	13,701		27,204	26,375
Operating income	6,143	10,570	(41.9)%	10,082	25,691	(60.8)%
Operating income percentage	7.2%	10.8%		5.9%	13.1%

Other income (expense), net	377	383		(91)	314
Income before income taxes	6,520	10,953	(40.5)%	9,991	26,005	(61.6)%

Income tax expense	701	2,187		223	4,029
Net income	5,819	8,766	(33.6)%	9,768	21,976	(55.6)%

Net loss attributable to the noncontrolling interest	—	—		(98)	—

Net income attributable to Raven Industries, Inc.	$5,819	$8,766	(33.6)%	$9,866	$21,976	(55.1)%

Net income per common share:
- Basic	$0.16	$0.24	(33.3)%	$0.27	$0.61	(55.7)%
- Diluted	$0.16	$0.24	(33.3)%	$0.27	$0.60	(55.0)%

Weighted average common shares:
- Basic	35,996	36,062		35,962	36,065
- Diluted	36,082	36,247		36,079	36,325

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Raven Industries Second Quarter 2021 Results
August 26, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2020	2020	2019
ASSETS
Cash and cash equivalents	$15,813	$20,707	$69,131
Accounts receivable, net	53,032	62,552	60,700
Inventories, net	51,302	53,899	61,311
Other current assets	5,814	5,436	8,727
Total current assets	125,961	142,594	199,869

Property, plant and equipment, net	104,937	100,850	104,654
Goodwill	105,703	106,509	50,827
Intangible assets, net	44,175	46,217	15,373
Other assets	11,001	7,087	5,789
TOTAL ASSETS	$391,777	$403,257	$376,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$17,960	$14,893	$15,722
Accrued and other liabilities	23,435	23,030	22,996
Total current liabilities	41,395	37,923	38,718

Long-term debt	378	225	—
Other liabilities	32,453	29,161	22,816
Total liabilities	74,226	67,309	61,534

Redeemable noncontrolling interest	—	21,302	—

Shareholders' equity	317,551	314,646	314,978
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$391,777	$403,257	$376,512

Net Working Capital and Net Working Capital Percentage[2]
Accounts receivable, net	$53,032	$62,552	$60,700
Plus: Inventories, net	51,302	53,899	61,311
Less: Accounts payable	17,960	14,893	15,722
Net working capital[2]	$86,374	$101,558	$106,289

Annualized net sales	$340,716	$343,044	$392,232
Net working capital percentage[2]	25.4%	29.6%	27.1%

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Raven Industries Second Quarter 2021 Results
August 26, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2020	2019
Cash flows from operating activities:
Net income	$9,768	$21,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,478	8,122
Other operating activities, net	12,338	(3,938)
Net cash provided by operating activities	30,584	26,160

Cash flows from investing activities:
Capital expenditures	(7,783)	(3,784)
Proceeds from sale or maturities of investments	336	993
Purchases of investments	(146)	(907)
Proceeds from sale of assets	251	—
Other investing activities, net	24	20
Net cash used in investing activities	(7,318)	(3,678)

Cash flows from financing activities:
Dividends paid	(9,318)	(9,353)
Payments for common shares repurchased	—	(5,781)
Proceeds from debt	50,150	—
Repayments of debt	(50,000)	—
Payments for redeemable noncontrolling interest	(17,853)	—
Payment of acquisition-related contingent liabilities	—	(717)
Other financing activities, net	(959)	(3,241)
Net cash used in financing activities	(27,980)	(19,092)

Effect of exchange rate changes on cash	(180)	(46)

Net increase (decrease) in cash and cash equivalents	(4,894)	3,344
Cash and cash equivalents at beginning of period	20,707	65,787
Cash and cash equivalents at end of period	$15,813	$69,131

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Raven Industries Second Quarter 2021 Results
August 26, 2020

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2020	2019	Fav (Un) Change	2020	2019	Fav (Un) Change
Net sales
Applied Technology	$35,502	$27,371	29.7%	$77,509	$69,096	12.2%
Engineered Films	36,252	57,516	(37.0)%	69,650	101,808	(31.6)%
Aerostar	13,465	13,189	2.1%	24,616	25,379	(3.0)%
Intersegment eliminations	(40)	(18)		(100)	(47)
Consolidated net sales	$85,179	$98,058	(13.1)%	$171,675	$196,236	(12.5)%

Operating income
Applied Technology	$6,511	$4,849	34.3%	$15,450	$18,085	(14.6)%
Engineered Films	4,465	10,150	(56.0)%	6,072	16,513	(63.2)%
Aerostar	1,751	2,943	(40.5)%	2,044	4,939	(58.6)%
Intersegment eliminations	11	1		51	2
Total segment income	$12,738	$17,943	(29.0)%	$23,617	$39,539	(40.3)%
Corporate expenses	(6,595)	(7,373)	10.6%	(13,535)	(13,848)	2.3%
Consolidated operating income	$6,143	$10,570	(41.9)%	$10,082	$25,691	(60.8)%

Operating income percentages
Applied Technology	18.3%	17.7%	60bps	19.9%	26.2%	(630)bps
Engineered Films	12.3%	17.6%	(530)bps	8.7%	16.2%	(750)bps
Aerostar	13.0%	22.3%	(930)bps	8.3%	19.5%	(1,120)bps
Consolidated operating income	7.2%	10.8%	(360)bps	5.9%	13.1%	(720)bps

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Raven Industries Second Quarter 2021 Results
August 26, 2020

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[3]
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
			Fav (Un)			Fav (Un)
	2020	2019	Change	2020	2019	Change
Applied Technology
Reported Operating income	$6,511	$4,849	34.3%	$15,450	$18,085	(14.6)%
Plus: Depreciation and amortization	1,221	971	25.7%	2,321	1,999	16.1%
ATD EBITDA	$7,732	$5,820	32.9%	$17,771	$20,084	(11.5)%
ATD EBITDA % of Net Sales	21.8%	21.3%		22.9%	29.1%

Engineered Films
Reported Operating income	$4,465	$10,150	(56.0)%	$6,072	$16,513	(63.2)%
Plus: Depreciation and amortization	2,424	2,427	(0.1)%	4,836	4,724	2.4%
EFD EBITDA	$6,889	$12,577	(45.2)%	$10,908	$21,237	(48.6)%
EFD EBITDA % of Net Sales	19.0%	21.9%		15.7%	20.9%

Aerostar
Reported Operating income	$1,751	$2,943	(40.5)%	$2,044	$4,939	(58.6)%
Plus: Depreciation and amortization	248	219	13.2%	487	440	10.7%
Aerostar EBITDA	$1,999	$3,162	(36.8)%	$2,531	$5,379	(52.9)%
Aerostar EBITDA % of Net Sales	14.8%	24.0%		10.3%	21.2%

Consolidated
Net income attributable to Raven Industries Inc.	$5,819	$8,766	(33.6)%	$9,866	$21,976	(55.1)%
Interest (income) expense, net	136	(204)		280	(434)
Income tax expense (benefit)	701	2,187		223	4,029
Plus: Depreciation and amortization	4,302	4,040		8,478	8,122
Consolidated EBITDA	$10,958	$14,789	(25.9)%	$18,847	$33,693	(44.1)%
Consolidated EBITDA % of Net Sales	12.9%	15.1%		11.0%	17.2%

1 Free cash flow is defined as Net cash provided by operating activities, less capital expenditures, less dividends paid.
2 Net working capital is defined as accounts receivable, (net) plus inventories, (net) less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
3 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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